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                                 GPU, INC.
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          --------------------------------------------------------
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     (1)  Title of each class of securities to which transaction applies: N/A
     (2)  Aggregate number of securities to which transaction applies: N/A
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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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
                  SAFE HARBOR STATEMENT UNDER THE PRIVATE

                 SECURITIES LITIGATION REFORM ACT OF 1995

This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the Securities and Exchange Commission.


ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement / prospectus (when available) and other documents filed by FirstEnergy and GPU with the Commission at the Commission's Web site at http://www.sec.gov. Free copies of the joint proxy statement / prospectus, once available, and each company's other filings with the Commission may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890, Telephone: 1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 300 Madison Ave., Morristown, NJ 07962-1911, Telephone: 1-973-401-8204.

FirstEnergy, its directors, certain executive officers, and certain other employees (Thomas M. Welsh, manager of Communications, and Kurt E. Turosky, manager of Investor Relations) may be deemed under the rules of the Commission to be "participants in the solicitation" of proxies from the security holders of FirstEnergy in favor of the merger. FirstEnergy's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of FirstEnergy common stock. Security holders of FirstEnergy may obtain additional information regarding the interests of the "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the commission to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

                            FIRSTENERGY AND GPU
                   ANALYST MEETING & TELECONFERENCE CALL
                               August 9, 2000
                               8:30 a.m. EDT


CHAIRPERSON:  Peter Burg, Chairman and CEO of FirstEnergy

OP = Operator            PB = Peter Burg       FH = Fred Hafer
RM = Richard Marsh       BL = Bruce Levy       SP = Unidentified Speaker


[tape blank for a couple of minutes]

PB: ... FirstEnergy, and we welcome all of you here today. We're delighted and excited really to be here to present to you the combination of FirstEnergy and GPU.

     We think this combination will provide a larger, stronger, more competitive company that really will be out to enhance shareholder value. We have a number of representatives from our companies in the audience. I say that now so they stay alert in case we call on them later on during the question and answer session.

     At the podium, we have Fred Hafer, Chairman, President, and CEO of GPU, our new partner, and our two CFOs, Rich Marsh, from FirstEnergy, Bruce Levy, from GPU. So we'll hear from some of them later.

     First of all, as I said, we are committed to grow shareholder value. We expect this transaction to be accretive to earnings and cash flow, we think we'll have enhanced our revenue opportunities, and we'll talk about these later. But we think there are substantial cost reduction opportunities. We think we'll be able to accelerate our earnings growth potential going forward to a higher level. As we said in the press release, we expect to maintain a FirstEnergy dividend at $1.50 per share.

     This transaction provides us with several strategic benefits. It provides scope and scale for us to expand into the 13 state region that we've targeted for growth within our strategy. We will now have the sixth largest customer base in the country. We have broadened capabilities for unregulated products and services. It provides an opportunity, we think, to help support GPU's power needs and in turn provide a market for some of our capacity.

     We will now have a significant presence in three states, allowing us to reach a much broader customer base to exploit our consistent retail strategy. We will have about 2 million customers in Ohio, roughly half of our total, about 1 million in both the states of Pennsylvania and New Jersey.

     This chart really depicts our targeted 13 state region and shows some key statistics I think that demonstrates the critical mass that we have. It will provide our sales force the ability to leverage the many customer relationships that both companies have to provide further market opportunities.

     The next two slides really deal with the issue of size. This one deals with customer size. We will have the sixth largest U.S. electric customer system. Size here really deals, I think, with the critical mass. This affects some things maybe you don't even think about from time to time. Back office costs, marketing, sales, advertising, and all of the other so-called overheads that we all gripe about from time to time, in addition to the obvious factor of really just giving us more places, more homes to sell our products and services. Keeping in mind, though, as my wife always reminds me, bigger is not always better. We still know that while size is important, we have to act locally. We know that and we intend to do that.

     Our market capitalization, which we also think is strategic, will approach the Top Ten in the industry and it's shown here roughly coming in at about 11th in size.

     Our combination, we think, should help with some of GPU's provider of last resort issues in their obligation in that area via some of our capacity. We have experience in that area as well because we're doing it now for our subsidiary, Pennsylvania Power Company. We will continue to seek, as is GPU, a regulatory solution to the experience of this summer when some of the customers over there came back from their alternate suppliers.

     This, we think, is a very important chart and we're going to spend a little time on it. A very strategic element of this transaction relates to the optimization of our generation portfolio. As alluded to earlier, our fossil fleet's utilization, we think, can be enhanced in supporting GPU's supply needs. This chart attempts to depict that.

     Now I'll just start in the upper left hand corner there where it says, "Increased Customer Load." We will now have market entree to some 2 million plus customers. This could increase our load. In turn, moving to the right, this will increase the utilization of our base load units during off-peak periods and during peak shoulder periods. In turn, this will result in much better performance for our facilities, less cycling of units, less wear and tear on these units. That, in turn, will lead to lower overall O&M costs, and the circle can continue. Again, it's a very nice circle, if you will. It also leads to opportunities for margins that we would not otherwise have. So I think that's very important to focus on that element.

     I had a question yesterday that said, "You know, really, why couldn't FirstEnergy have done that anyhow? Just sell the power into that marketplace?" Well first of all, there's probably another middleman or two that gets involved in the process. I don't think it changes the prices for the customers, but there are other parties who take a margin, and this is a margin business.

     In addition, we've been trying to get into that marketplace. It hasn't happened. It just has not happened. People are not penetrating that market. We will now have direct access to those customers in a real way, in the real market, and we will have knowledge of those customers. That may be even more important with respect to our overall strategy. So we can support a portion of GPU's load and as a supplier, not as a trader. That maybe is the difference in terms of what we're doing versus what some other people are doing.

     Another point I want to make with respect to this chart deals with operating efficiencies. At least for FirstEnergy in the last few years, with the higher availability of our baseload nuclear facilities, they've been running very, very well, our capacity factor for our fossil units has dropped off. Recently, to lower than 60% on an annual basis. We believe we could substantially increase that capacity factor without additional incremental costs, other than fuel.

     For every one percentage point increase in our fossil capacity factor, we reduce the cost coming out of those units by 1%. That is significant. If we had more off-peak demand, we think we could get that capacity factor up to as high as 75% without really any major additional incremental costs. We could now well have a customer base to get to that level.

     Finally, some of you over the past little while here have expressed concern. I guess we express concern ourselves about losing customers in Ohio. Many of you know that now that legislation is passed in Ohio, there's a mandate in fact that all the companies in Ohio lose 20% of their customers. So in this case, that translates for us to about 2,500 megawatts of capacity, if you look at it in very simple terms.

     As you know, we've agreed to sell 1,100 megawatts of that capacity in our transition plan, which has now been approved, to power marketers. So that leaves some 1,400 megawatts of capacity that will be available for us to sell in Ohio or elsewhere or here to some of GPU's customers. So we think that coming together with GPU will provide really another real avenue for that capacity when it gets freed up.

     So we spent quite a bit of time on this page, but hopefully you get the point and we've been clear on that.

     We will also be able, we think, to utilize some of the new peaking capacity that we have on the drawing boards, and it's going to be installed over the next few years. Our two systems together do not necessarily peak in a coincident fashion all the time. So we'll be able to leverage that diversity of these new facilities that we're putting in place.

     We also foresee more capacity becoming available from the OVEC facility when the Enrichment plant in Ohio shuts down over the next few years. Those megawatts are shown on this page. Of course our Pepco contract, some 450 megawatts that we sell to Pepco in Washington, will be expiring over the next several years. So that will be available as well for new customers.

     So the megawatts shown here, as well as the optimization shown on the prior page, we think are strategic for us in this transaction. They are not included in the estimated synergies that Rich will talk about later on.

     Again, more customers will allow us to accelerate our retail strategy, offering a bundled array - bundle is the key word - bundled array of energy-related products and services. That is we will leverage the customer relationships that we and GPU have to sell more of what we offer.

     The increase in customer base will also provide opportunities for our HVAC and infrastructure businesses. This is a real synergistic business prospect that we have bringing these two companies together. Together it will be really the fourth largest HVAC and infrastructure business in the country with revenues approaching $1 billion. This capability of expanded services into these kinds of marketplaces, particularly commercial and industrial customers, really will differentiate, we think, FirstEnergy from the marketplace.

     Both of our companies have also been forming strategic alliances where they make sense and can benefit our market reach and penetration. Several of these are shown here. Of course we're very excited about GPU's telecom operations. We're involved in that as well. Of course we're also both members of America's Fiber Optic Network, which you've hopefully heard a lot about.

     This is a map of that system. Together our new company will have a significant stake in this partnership - in excess of 30% ownership - and we'll have contributed over 50,000 fiber miles to that partnership by the end of this year.

     We're also both capitalizing on opportunities as a strategic investor in energy-related new technology ventures. I won't go into the details of these here, but each of these investments really is leading edge and we think they hold great promise, both for our businesses and really for investments in general.

     Pantellos, for example, the e-commerce association of the top utilities across the country, we're both in that together now. Powerspan, an investment in technology that we think will revolutionize coal burning. You may poo-poo that, but we believe that sincerely. This is a New Hampshire based company that you're going to be hearing a lot about. I think we're the major investor in that company.

     So really in summary, if I can leave you with a few thoughts, we think this merger really creates a compelling story. It's shareholder friendly, it's expected to be accretive, we see accelerated earnings growth potential for us, strong cash flow. We think we will be the premier supplier of energy and related services in the 13 state region, help reduce GPU's supply risk. It'll help expand our capacity utilization, as I said before. It'll broaden our unregulated market opportunities. It really does accelerate our retail strategy - no question about it. We will leverage those kinds of relationships over a customer base that is double the size that each has right now. I think we have the team to make it work.

     We'll come back later to give you a few more points, but now I want to call on Fred Hafer, our partner here, just to go over a few of the details related to the transaction, give you his perspective. Fred.


FRED HAFER

     Thank you very much, Pete, and good morning everyone. I guess it goes without saying that I am extremely excited about the prospects of this combination and really extremely proud of what I believe both organizations have been able to do for all of their stakeholders, including most importantly, our investors - the shareholders of our two companies.

     I'm proud of it particularly because I've been, for a long time, an outspoken proponent of the consolidation of this industry. I think it's obvious and it goes without saying that it has to happen. I've been somewhat chagrined by the fact that I think there are still a significant number of my peers who have yet to recognize that or at least yet to accept it.

     But I'm also proud because this was a transaction that GPU entered into, not because we didn't have any other options, but because of the options that we had, this clearly came out as the best - as the superior choice. So I'm delighted to be here and to be able to team up with Pete and his team and to look to the future of what is going to be, I believe, one of this country's greatest energy companies.

     This is, as the somewhat perhaps overused phrase goes, a win-win situation. Maybe it's a win-win-win-win situation when you look at the stakeholders - for everyone involved. As I said, it was made not because we didn't have any options, but because this is such a superior option, at least from the GPU perspective.

     Obviously we looked at this, first and foremost, with our shareholders in mind and I believe that the price we got, the terms of this transaction, clearly did a good job for our shareholders. I believe I can stand up before them at the shareholders meeting with some pride and hope that they will indeed agree with me.

     What I have heard in the early feedback is that the shareholders, in fact, are appreciative of this transaction. I think the market reaction to it has kind of validated the equity of the deal on both sides.

     We are a company that has historically been very sensitive to and aware of and concerned about the welfare and the future of our employees. We have been very much involved and will continue to be involved in the communities in which we live and operate. We have been focused on customers for as long as I've been with this GPU system. We will continue to maintain that focus.

     We have the benefit of being a Pennsylvania corporation, and under Pennsylvania business law we are indeed allowed to take all of those stakeholders into account when we enter into a business transaction such as this. But what has made this transaction really special for our company and for me personally is we found a partner who has the same kind of values and the same kind of philosophy and the same kind of strategy.

     While they focus on the benefit of their owners, the people that they work for, their shareholders, there's a deep and abiding concern for the employees, for the customers, for the communities in which we operate. So it just feels good as you try to put these two organizations together and look forward to the future.

     The management of the new organization will initially, and for the next couple of years, be made up with me serving as Chairman of the combined company and with Pete as Vice Chairman and CEO. I have agreed and have been planning, in fact, to retire when I reach age 62. At that time, Pete will take over as Chairman of the organization.

     The initial Board will be comprised of 16 Directors, 10 of whom are currently serving on the FirstEnergy Board, and six of whom are currently on the GPU Board. They will make up the new Board of 16 going forward.

     The integration activity, which will be the most important job that many of us have in front of us for the next many months and indeed the one that employees will be most concerned about, will be a Steering Committee chaired appropriately, as it should be, by Pete, Vice Chaired by me with three other Senior Management members, one of whom will come from GPU and two from FirstEnergy. That group will oversee and conduct the integration studies, will form task force and various committees under them to recommend and help develop and implement the organizational structure as we go forward and try to put these two great work forces together.

     So I am proud of this transaction. I am proud of the fact that I believe I can stand up before all of our stakeholders, our investors, our employees, our communities, our regulatory commissions, and say that we have done something that is good for both companies and for all stakeholders. I'm excited about the future prospects, and I'm particularly delighted to be associated with and affiliated with Pete Burg and his really great management staff.

     At this time, I think I'd like to turn over the podium to Rich Marsh, CFO of FirstEnergy.


RICHARD MARSH

     Good morning everybody. We're delighted you could take the time to be with us this morning. We are very happy and excited to tell you about this story, so we appreciate you being here.

     I'd like to start off by giving you just a brief summary of some of the key transaction terms. This is a traditional fixed price structure with a 10% price collar. Price equals consideration of $36.50. The midpoint of the collar was our closing stock price on Friday, August 4th, which was 26 15/16. I have shown here the collar range, which is $24.24 to $29.63. This is 50% cash, 50% stock, subject to pro-ration. Total consideration for the deal is about $4.5 billion. This will be accounted for as purchase accounting.

     Total goodwill based on book values that existed at this point in time is estimated to be about $1.1 billion. Our anticipation is that that amount would be amortized over 40 years or about $28 million from that point in time.

     There is a possibility that some assets under purchase accounting could be written down to their current market value at the time of closing. That will depend on how many assets particularly that GPU may divest themselves of in the meantime. So we don't have a definitive estimate. However, obviously there is an offset to that. While goodwill would go up if that happens, depreciation expense for those items would go down because their book values would be reduced, so it would not really have an impact on the overall transaction going forward net income.

     A couple of other key transaction terms. There are no walkaways associated with changes to FirstEnergy stock price. Also, the termination fee in this transaction is $145 million. That is a one-way fee that would apply if GPU were to take a bid that they felt was superior to ours.

     I want to talk for a minute about cost savings opportunities. I think this transaction is a little bit different maybe than many that you've heard about in that it doesn't really rely or depend on synergies in order to become accretive. Even prior to the capture of synergies, this transaction would be slightly accretive. It shows sort of the underlying economic strength of the transaction. Nonetheless, we do think there are some very significant cost savings and synergy opportunities for us.

     We have not yet completed a detailed full-blown synergies study, however, we have completed our screening process. It gives us confidence that these synergy opportunities exist. We did this using the model that we've used in other transactions in the past, and we feel pretty comfortable with the results. We believe that synergies will be at least in line with other utility combinations and we are estimating about 5% of non-generation O&M, roughly in the range of about $150 million per year annual synergies. We think that's very realistic and achievable.

     We think, unlike our merger with Centerior, there will not be significant or very large costs to achieve. When we did the merger in 1997, we were all preparing for the Y2K problem. We had a number of systems costs, about $90 million of costs to achieve in terms of upgrading systems and putting in the Oracle system that we have now. We don't believe we'll have that same level of cost to achieve here. Most of those will probably be related to personnel costs, severance costs, which under purchase accounting really becomes part of goodwill and doesn't have a going forward impact on earnings per share.

     The number I've shown here, the $150 million, is O&M reduction. Obviously we believe there will be significant capital opportunities as well, although we've not yet quantified that. As far as sharing these synergies, obviously that's a process where nobody can get the definitive answer at the outset. Obviously there is the possibility for sharing.

     I know various people use various conventions for modeling purposes - 50% and so forth. We have assumed some level of sharing and certainly I think that sort of level for your modeling purposes is probably a reasonable model to use.

     One of the great things about this transaction is that it allows us to move our earnings growth rate from the 5% level that both companies have had to a higher plane - get it to a 7% to 8% annual growth rate. Certainly this is something that our investors and our owners have been demanding of us. This transaction does allow it to become a reality.

     What I've tried to show here is the depiction of the drivers of that earnings growth. We've broken it in for illustration purposes into three buckets. The first bar on the far left hand side of the line, "Regulated Utilities." The middle part is the "Unregulated Retail" segment, which includes electric sales, which beginning January 1, 2001, in Ohio will become unregulated - gas and our facilities services group. The third bar is our "Unregulated Businesses - All Other", which includes things like telecom, unregulated international businesses of GPU, and so forth.

     The way you should sort of look at this depiction is this is sort of the weighted contribution that these business lines will make to that 7% to 8% earnings growth target for the overall corporation. You can see the largest driver by far is the middle box, our "Unregulated Retail."

     This is the growth motor that we've been working on under our retail strategy that will push our earnings growth forward. This includes things like expanded retail opportunities. Through this transaction, as Pete mentioned, we obviously gain a much larger customer base that'll allow us to apply this retail strategy, sell products and services to more customers that we might've before. We have a different relationship with those GPU customers now than we will have had before.

     It also includes some of the generation efficiencies and cost savings that we'll be able to garner from this transaction. And it includes some pretty significant and aggressive assumptions for market penetration for our unregulated business units in terms of moving in and gathering more customers outside of our franchise territory, and also starting to move the margins forward on some of the products and services that we provide.

     So overall we think this is an achievable scenario, and certainly one that we've been very anxious to achieve. This transaction does give us the ability to move the earnings growth rate up to 7% to 8% annual range.

     One thing I wanted to mention, we certainly got a lot of questions about this over the last day. It's the whole issue of GPU's international holdings. I think we've been fairly explicit in the past in saying that international was not part of our strategy. We were focused on the 13 state region that Pete showed in the map. And our strategic focus has not changed. We will remain focused regionally. Obviously we will have some international exposure and we will have to deal with that.

     In that regard, let me say we do support GPU's announced program to divest certain of their international assets based on economic conditions. We think that makes a lot of sense as they go forward over the next year or so. I think all of that rationalization will take place prior to the merger closing.

     However, it probably will not be economic to sell all their international assets. I think the most notable one is the Midlands Distribution Company in the United Kingdom. That holding does contribute significantly to earnings of GPU, roughly over $1.00 per year of earnings. So it's a very significant part of their earnings profile and probably would not make sense to sell that in the near-term. So my expectation is that that asset will be coming over to FirstEnergy, along with some other assets potentially.

     A number of those holdings are either in the market now or anticipated to be in the market now. Maybe so before the merger closes, and that would include the Gas Net Distribution, a gas distribution company in Australia, GPU International, which is a portfolio of IPP exempt wholesale generator projects, and GPU Power as well. So depending on how the market goes, those transactions may be consummated before the merger is closed.

     We've talked a lot about increasing shareholder value, but I also want to make the point that we do retain a very strong commitment to credit quality as well. I think many of you are aware of the progress we've made over the last particularly five years in terms of improving our credit quality and credit profile. That remains very important to us.

     On a standalone basis... and I know we have some of our friends from the rating agencies here. I don't want to put any words in their mouth. But I think we're in a position to be upgraded, finally, now that we have closure on the stranded cost recovery issue and the transition plan in Ohio. I think that would be a reflection of the progress we've made in paying down debt over the years.

     Our merger partner, GPU, is somewhat more heavily leveraged than us. Right now they're carrying in the mid-60% kind of leverage. However, because of the nature of their business, they do have A-type ratings from the rating agencies. There's a significant difference in the S&P business position between the two companies. GPU has a business position of three, while FirstEnergy has a business position eight. Obviously the combined company, we would hope, would move up somewhere into that mid-range. That would have a very positive effect on our credit rating going forward.

     We will be putting out about $2 billion, just a little bit over $2 billion, in terms of acquisition debt. How we structure that is going to be a tactical decision based on market conditions, but obviously will involve some sort of mix of public and bank debt more than likely.

     Leverage of the combined company on day one will be somewhere in the 66% range. However, our plan is to rapidly reduce that over the first three years of the transaction. Our expectation is that that would be paid down to something closer to 58% - mid-50% - range by the end of year three. That would imply about $1.8 billion of debt reductions over that period of time, averaging about $600 million every year.

     On day one, we would have a funds from operation to interest coverage ratio greater than 2.8, and we would expect that to grow probably over to the 3.2 range by the end of year three. So very rapid improvement in the overall credit profile of the combined company.

     The approval process is obviously going to be very critical in this transaction, as it is in all transactions. We know and understand how critical it is to get this process behind us. Obviously many of the write-ups I read yesterday expressed concern, as they do with every transaction, that this could take some period of time, whatever it is, and "block the company up." I don't necessarily agree with that sentiment, but I do understand how important it is to get this done quickly.

     We've set an aggressive goal for ourselves. We think we can get this closed within 12 months, by the middle of next year or late summer. We think that's doable. We don't see anything unusual or problematic about this transaction. It does require the typical kind of approval to obviously shareholders. We don't believe actually approval is required in Ohio. I have put it on the list, however. Pennsylvania and New Jersey requirements and then both SEC and so forth, all the other typical ones.

     I don't think it's going to present any unusual situations. GPU obviously does not have generation. That eliminates a lot of the market power concerns and so forth.

     We have had some brief informal discussions in the few hours since the deal was announced yesterday morning with some of the regulators and the politicians and so forth. I think the feedback has been positive, which confirms what we're thinking. So we set an aggressive target for ourselves and we're confident that we'll be able to achieve that.

     I think this is a timely transaction in the life of FirstEnergy, if you will. I've tried to summarize some of the accomplishments we've made over the last five years. You look at FirstEnergy in the middle of 2000 and you look at FirstEnergy in 1995, it really looks like two different companies.

     We have a vastly improved financial profile. We have strong operating cashflow. We've reduced our leverage from 63% to less than 60%, and we'll have that down to the mid-50% before too long. We've reduced the payout ratio. We've accelerated over $1 billion of potentially stranded assets. We have a positive ratings outlook. Now, with closure, with the transition plan, we have the opportunity to fully recover the stranded assets that we filed in our case. So a much changed and a much improved company financially from where we were just a few short years ago.

     We've given you lots of great reasons, lots of great words today why we're excited about this transaction, and why we think it makes a lot of sense. But at the end of the day, none of those things will happen by themselves. What's going to make this happen is the management team behind the transaction. It all comes down to our ability to make the benefits real.

     What I've tried to lay out for you here is a little bit of our track record in terms of mergers, and particularly the Centerior merger of 1997. On the left hand side of this chart, I've tried to depict a few of the major promises that we made and then our results in delivering the goods.

     We talked about when we announced the Centerior merger, synergy capture of $1 billion over 10 years - $100 million annually. So far we've already captured over $700 million of synergies in the first three years of the transaction. Those are now at a $350 million annual run rate. So we've been able to more than triple the promise that we made to the investment community three years ago.

     We've made tremendous progress in maximizing the value of our generation portfolio. I especially like to point to the nuclear units. Some of you remember the Perry nuclear plant, not too many years ago, was really considered one of the least desirable units in the country. That unit along with our Davis-Besse nuclear facility is now performing at truly world-class levels, and is one of the best nuclear plants internationally.

     We are making that same progress with the Beaver Valley unit that we acquired from Duquesne at the end of last year. I think we have truly maximized the portfolio that we have in place. As Pete mentioned to date, we now have an opportunity to raise those efficiencies to a whole new level going forward.

     As I mentioned before, we said debt reduction was important to us when we merged with Centerior, and we've delivered in terms of $1.5 billion of debt that we've paid off since 1997. As far as the regulatory process goes, I wanted to spend just a minute and talk about the promises we made in conjunction with that transaction.

     I remember very well one of the first questions that we got when we announced the merger with Centerior was, "What's going to happen to the Ohio Edison rate plan that we had just put in place, just a year or so before?" That plan allowed us to freeze rates, it allowed us to pay down stranded assets, and it allowed us to improve our fundamental business position. The concern was that the regulators, in order to approve the Centerior transaction, were going to open up that rate plan, take out the benefits we had, and throw it back to shareholders.

     I think virtually every analyst wrote that that was at least a distinct possibility, if not a probability. In fact, that did not happen. We were able to preserve that value for our shareowners.

     We were also able to put in place the FirstEnergy rate plan, which was really a similar plan for Centerior. We got that implemented just several short months after the transaction closed. As everybody is aware now, we do have a transition plan, which has been approved by the Commission. That was a stipulated agreement with all the parties in the case, which provides an opportunity for full stranded cost recovery and allows for an orderly and efficient transition to competition in Ohio. That's another item I think very few people in the investment community really expected to happen.

     So I think we have a great track record in terms of making promises come real and making transaction benefits actually develop for our shareowners. We told you a lot of things today, but I think the one thing I hope you take away from this is that we do have the ability to make this work and we do have the commitment to make this work - absolutely.

     Okay. I appreciate your time this morning. I'd like to turn the podium back to Pete right now. Certainly we want to make sure that we have all your questions answered. If after this, if people have follow-up questions, we'll be around for awhile or certainly get hold of Kurt Turosky, our Investor Relations Manager and we'll make sure we address all your questions. So thank you very much.

PB: Thank you, Rich. Again hopefully you can see that we really truly are excited about this transaction. As each day goes by, as each conversation that we have goes by, it becomes more so. I say that from the heart, honestly. I really believe that.

     Again to summarize, we think it is a compelling story. We think we will be the premier supplier in the area that we're focusing on. We think we can help produce and deliver some more generation into the Pennsylvania and New Jersey markets. We think it broadens our market opportunities. We think we do have the team to put it in place.

     That's really our story. We would now, as Rich said, open it up to questions. We can try to answer the questions from here or we have some of our experts also in the audience. So we'll try to do that.


QUESTIONS AND ANSWERS

SP:  Alright, Pete, I was wondering...

PB:  Boy, he was quick on that microphone over there. Yes, sir.

     SP: After all the contracts are falling off in the customer switching, how much generation or how many megawatts will you be short during peak demand in 2002? And is this a bet on power prices going down? It seems like it's a change from your generation strategy to I guess now you guys are going to be short in the market. I was wondering if you could elaborate a little bit on that and perhaps the change in strategy that at least it appears to be.

          The second question I have is with respect to that. I don't mean to keep on going back to this, but this generation synergy situation, in terms of enhancement of your generation, it would seem to me that GPU is currently paying lower prices off-peak in the wholesale power market than by buying power from you or having your generation plants kick-up to supply that. I'm just wondering how that works in the efficiencies. So it's two questions.

PB: Yeah, on the... My mind goes fast, so let me try... I remembered the second question already, so let me jump to it and maybe our friends from GPU can jump in there as well.

          It's my understanding that, in many ways, GPU goes into the marketplace for periods of time, Bruce, from my understanding. They don't get to necessarily just pick and choose. So they may have to enter into a contract for, you know, 16 hours a day, five days a week, six days a week. It doesn't give them an awful lot of opportunity to do some of the kinds of things that you're talking about, number one.

          Number two, we believe that with a larger portfolio, with a larger customer base, we'll be able to manage that supply situation in a much more efficient way than maybe GPU on their own or even ourselves on our own are able to do at this point in time. So it's a different dynamic in terms of what we're talking about.

          In terms of prices and so forth, I mean all we're really talking about here in many ways is the margin, the middleman that sometimes gets in the way. Whether it's a power marketer, another generator, and so forth, but I think that's the kind of situation that we're talking about with respect to maximizing some of the revenue enhancements that we would have.

          With respect to your other question on the supply side in the year 2002, again we're just beginning to look at that ourselves, if you will. But I don't see any change in strategy. I mean we've always been... Not always, but... Ohio Edison before, then Centerior, and FirstEnergy, I mean we've been managing a supply, not necessarily all the assets available to provide that supply being in-house. So it's not really totally different on that score.

          But before I go on, Bruce, we talked about this last night. Maybe you had an item or two to add to that.

BL: Yeah, I think there's several dynamics and it's very hard to even after spending several hours last night to put in a summary format. But really there's a benefit that we'll get from the interplay between the PJM power pool and the ECAR power pool.

     Right now, while GPU can shop for off-peak energy, and it is pretty cheap, it's not free and it's not necessarily lower than the cost we get from FirstEnergy. But we can't shop in ECAR right now because we can only shop from the source and PJM. So we'll be able to shop from ECAR more easily because we'll establish transmission rights, and we'll be able to buy... It's really the flexibility to buy from the lowest source and to the extent, even if it's at the marginal cost of FirstEnergy's units, would be what cleared in PJM, it allows them to get the benefits of more availability and less cycling that Pete talked about.

SP:  [inaudible]...is that it?

BL: No, not prohibited. It's when we buy spot, right now, which is typically what we do off-peak. The only spot we have available is PJM. With this we would obviously set up some sort of trading arrangement with our affiliates so we'd be able to buy from ECAR as well.

SP:  Do you need a  merger  to do that?  Can't  you just do it  yourselves?
     You'd need a merger to actually be able to buy from ECAR? You couldn't just set up the transmission rights...

[overtalking]

BL: Well, from GPU's point of view, before a merger we'd get no benefits from doing that. I think the benefits of us buying off-peak from FirstEnergy will accrue to FirstEnergy, not to GPU.

SP: Okay. This'll be my last point here, but how much are you going to be short, I guess, totally from the total company in 2002? What is the total number of megawatts that you guys expect to be short in 2002?

PB: I don't really have that number in hand. I know we've looked at 2001. We're satisfied that everything is in hand in 2001, from what I can gather. We're beginning the process, Paul, to figure out how to best handle that situation.

          From GPU's standpoint on a standalone basis, I don't know if you have that number or not at hand, Bruce.

BL: Well, we buy on annual basis about 5,000 megawatts, which is what we are short net of the contracts we have from the nuclear plants we sold. Some of that's already purchased for 2002, so it's hard to say an exact number.

PB: Before we go onto the next question, just one more thing I just want to say again. When you're able to manage a supply situation for 4-4.5 million customers, and you have a significant amount of generation available already, there's a different dynamic, there's a greater optimization available to you than if you're half that size and probably even more dynamic if you don't have any generation available. So there's a lot of things that you can do when you know the customer base, you know what the other side needs, that helps you optimize your own operations. You can do things that you may not be able to do in a standard, contractual arrangement with someone else who's driving the terms.

          Okay, another question. Yes, Mark.

M_: Would it be correct... just to continue on this line a little more... to say that GPU's the full service customers really are indifferent to the price that GPU pays for the power, since they're paying a tariff rate anyway, and that under the merger what you'd like to do is to optimize both corporations instead of GPU costs? If that's correct, how much and how long would it take after the merger to switch to using FirstEnergy as a supplier rather than whoever else you're using now?

PB: Well again, I think the answer to that question is yes. The answer to that question is yes. It deals with the opportunities for margin contribution that I tried to show in the middle of that graph.

          Now really the total scenario here will depend upon the contracts and when they expire. As we get into looking at our new peakers that are coming on and some of our other facilities, again this is all part of the transition team that we're going to get into.

          I might add to that, Mark, however, I think this transition team will be a little different than our prior one. We will have a transition team I think associated with processes and we'll really have another segment dealing with strategic issues, that go right at the heart of the matter that you're talking about. That'll be a very important part of this transition mechanism. Yes.

SP: More questions on the generation optimization. You talked about your fossil units in the low 60s on capacity factor now and every percent...

[End of side 1]

[Beginning of side 2]

SP: ... 1% improvement in capacity factor and how long you would anticipate getting from where you are now to 75% that you think is possible?

PB: Well I think it's, you know... I'd say it's premature to speculate on how fast we can get there. We have to look at the facilities, the profile, the contracts, etc. What I was trying to say before is roughly in our fossil line-up today, for every one percentage point increase in the capacity factor, as I said, we can reduce the fossil generation costs by about $0.15 per megawatt hour or roughly 1%. So we think we can get 60% to 75% with no real expanded capital requirements. Really the main cost involved will be the fuel costs, and that's not included in what I was talking about really.

          So you're talking about the... I'm sorry, that is included in what I was talking about. So if you take away the fuel, you'll probably take away the tax element, and that's really the differential that you're talking about when you go through the calculation. Yes.

SP:  [inaudible]...that you can share with us at this point?

PB: Are there any details of the merger financing that we can share with you? I think Rich tried to allude to that in his presentation. No real details available at this point other than we will be opportunistic. We'll look to probably some permanent debt possibly or an intermediate term debt and some bank debt.

T_: FirstEnergy would be the borrower...[coughing]...the money to complete the transaction.

RM:  That's our expectation, Ted, yes.

T_:  Okay. Thank you.

PB:  Who's got the microphone next here? Carl?

C_: Relative to the generation situation, one of your slides says you will continue to pursue regulatory solutions. FirstEnergy has been particularly outstanding, I think, over the years in pursuing regulatory solutions that work, and I wonder if you could describe a little bit what you're looking to do in Pennsylvania where GPU has had this problem?

PB: Well, you know, I would put it another way. GPU's already taken the lead. GPU really knows Pennsylvania as well as we do, if not better. I think they have had some discussions. Other companies in the state are in some similar situations. I don't know that it's totally unique to GPU. So I think we'll try to work together on that. Fred, you want to add anything to that item?

FH: Yeah, I guess, GPU points with some pride to our success in the regulatory arena, too. I think some of our past settlements have been very good. The situation in Pennsylvania that we find ourselves in is having to continue to be the provider of last resort with no generation of our own and no mechanism to recover any excess cost that we have to pay in what is still an immature and unpredictable market. So that's the bad news and that's the regulatory solution we're working for.

          The good news, from my perspective, is that all of the stakeholders in this process, be they consumer advocate or representatives of the large customers or those types of people, have been meeting and discussing it. I think there is universal agreement among those stakeholders that the process as it has turned out wasn't what people envisioned. In fact, GPU's decision to split up initially was applauded by those same groups.

          So we've come up with a situation, which is untenable for us and really unpredicted and unintended for all the stockholders. That gives me some reason for confidence about our ability to get to a regulatory solution.

          Now having said that, I've also been involved in this business for a long time. A big piece of it, a big piece of my career was in the regulatory solution area. I know that there is always a price to be paid for any solution. So what we're faced with today is a group that all agrees on what the outcome should be and we're down to negotiating the price. I'm pretty optimistic that we'll be able to get that solution, but obviously not in time for the summer of 2000.

PB: Do we have a question on the phone that someone was calling in, Operator?

OP:  The question is from Dan Ford of ABN. Sir, please proceed.

DF:  Yes, my question has been asked. Thank you.

PB:  Okay, go ahead.

SP: A question back to the generation, and Fred had mentioned that the cost... Even if they just used... Even if GPU just used your percentages marginal cost as the price for using the fossil, that you would still get the benefits of cycling and the reduced maintenance, etc. Have you thought about how you're going to weigh the use of FirstEnergy's capacity? For example, selling year-round or off-peak to GPU at marginal costs, as an example, let's say, versus other opportunities at higher prices elsewhere that would preclude off-peak sales that might require more cycling. How do you weigh those?

PB: Well, I mean obviously you have to take all of those factors into consideration, and we will do that. We'll look at the economic trade-offs and consider what's the best for the bottom line going forward. I mean it's really... Those kinds of calculations will be hopefully relatively simple because we just look at the trade-offs, if I understand the question. Okay, yes.

SP: It was mentioned before that with the acquisition of a lot of customers without any generation, at least any significant amount of generation, you will now be in a net short position generation at least a lot of the time. Does this change your thinking about building or acquiring future generation?

PB: No, I mean I think we have... First of all, for a good part of the country, we continue to still be in a long base load capacity situation. So base load capacity is available. We obviously have talked about the availability of more than 1,000 megawatts of capacity that we will be bringing on over the next few years. So those plans are already in place and underway, but they're not all built yet. Some facilities are in service.

          We also look forward to all of the announced megawatts from other generators that have been put into the marketplace, and I'm sure some of those will come to pass. So at this five minutes in time, we have no specific plans whatsoever for additions, beyond the plans that I've already articulated. But we'll obviously look at that as we go forward.

          As we have the customers, you know, it's a different profile. It's a different mindset. If you have the customers in place and you want to build something or obtain a supply as opposed to just building it and then trying to find the customers. Our strategy is the former and has been consistently, not the latter. Okay, do we have another question on the phone, Operator?

OP: Your question is from Virge Trotter of Manning Napier. Please proceed with your question.

VT: Hello. I have two questions. First is the reason for the large premium on the GPU shares. Were there other bidders? Just a little background on that. The second, the earnings next year, and have you changed your guidance. Thank you.

PB: I didn't hear the caller. Was that the Star magazine or who was that that called in there? I didn't quite hear that. No, as far as I know we haven't changed our earnings outlook for next year, at this point in time. You know, I don't know that we necessarily were focused... We weren't focused at all on premium here in this transaction. Fred may have been. I won't say that we were.

          I would put it another way. In order to bring these two companies together, you know, both sides have to be willing to come together.
     Sometimes you have to pay some price for that. I would tell you, however, when if you do look at the premium, the premium is right in line with precedent transactions that have taken place over the last few years. The multiple, in terms of earnings for the forward-looking year and year two, are at the lowest levels, I think, of any transaction that's taken place in the last couple of years. The market to book ratio is the lowest of any transactions that have taken place over the last few years. I think EBITDA multiple is right at or close to the lowest of any of the transactions that have taken place over the last few years.

          So I think it was a fair premium, a fair exchange of issues, and I also think we have a very favorable transaction. Maybe most importantly, is what we have going forward. We haven't saddled ourselves, we don't think, and we have great prospects for the new company going forward.

          Okay, how about one more question and then we'll be around later as well. Yes, Barry.

B_: Could you explain how you get the synergies from your respective contracting and construction businesses? Because the way I understand it that GPU's construction business, MYR, is more of a national business and your HVAC business is more of a regional business. So could you explain how you get the synergies?

PB: Yeah, again we want to emphasize to all of you, because I know you've asked this question and... We have not done the synergy studies yet. We will do that. However, in answering the question specifically, Barry, I can tell what we've done already in our own roll-ups of 11 different mechanical and facilities companies that we've acquired over the last few years.

          We've done things on overheads like insurance, bonding, gasoline purchases. I mean minor things like that. Purchasing obviously is a major component of that and I think purchasing, not only for the facilities group... We didn't really focus on this, but purchasing for our whole organization, we're going to have tremendous leverage here. So those are the kinds of things. Systems that you can put in place.

          In terms of actual people in the field, savings, synergies in that respect, I don't really see those. But I do see corporate types of savings.

          Okay, as I said, we many of us will be around today in here later. Before you all leave, though, I would like to leave you with just a couple of points.

          First of all, from my standpoint this merger is the absolutely perfect enabler for our growth strategy. It's been unchanged and consistent. We had a great opportunity here, I think, to come together with another entity that one might call an under-appreciated property. We plan to make the most of it. We plan to make the most of our new assets, our new customers, and our new employees for the ultimate sake, and I know it's trite, but for the ultimate sake of enhancing the shareholder value. That's what we're trying to do.

          I'm confident in our strategy and I'm confident that we have the people to make this new FirstEnergy company a winner in our industry. Thank you very much for coming this morning.

[applause]

[End of Recording]

                      SCRIPT FOR DISCUSSION WITH GPU'S
                  RETAIL SHAREHOLDERS WHO CALL THE COMPANY
                  ----------------------------------------

                  SAFE HARBOR STATEMENT UNDER THE PRIVATE

                 SECURITIES LITIGATION REFORM ACT OF 1995

This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the Securities and Exchange Commission.


ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement / prospectus (when available) and other documents filed by FirstEnergy and GPU with the Commission at the Commission's Web site at http://www.sec.gov. Free copies of the joint proxy statement / prospectus, once available, and each company's other filings with the Commission may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890, Telephone: 1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 300 Madison Ave., Morristown, NJ 07962-1911, Telephone: 1-973-401-8204.

FirstEnergy, its directors, certain executive officers, and certain other employees (Thomas M. Welsh, manager of Communications, and Kurt E. Turosky, manager of Investor Relations) may be deemed under the rules of the Commission to be "participants in the solicitation" of proxies from the security holders of FirstEnergy in favor of the merger. FirstEnergy's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of FirstEnergy common stock. Security holders of FirstEnergy may obtain additional information regarding the interests of the "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the commission to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

o First Energy (FE) will acquire all of the outstanding shares of GPU's common stock.

o Shareholders of each company will receive a joint proxy detailing the transaction within the next 2-3 months. We expect to hold a special meeting of GPU shareholders to vote on the proposed merger about one month after we distribute the proxy statement.

o About a month or so before we expect the merger to close, GPU shareholders will receive a form of election. Each GPU shareholder will be asked to use this form to make an election to receive cash or FE common stock in the merger for the shareholder's GPU shares.

o For each share of GPU a shareholder owns, he or she will be able to elect to receive either $36.50 in cash or the equivalent of $36.50 in FE common stock (if FE's stock price is between $24.24 and $29.63).

o The proxy statement will detail how the value of the FE stock election option will change if FE's stock price is greater than $29.63 or less than $24.24.

o FE will pay one-half of the merger consideration in FE stock and one-half in cash.

o Although GPU shareholders can elect to receive all FE stock, all cash, or a combination of both, the aggregate GPU shareholder elections may result in elections of either too much stock or too much cash. For example, if 60% of the GPU shares wanted cash and only 40% wanted FE stock, those shareholders who had elected cash would have to accept some portion of their consideration in FE stock in order to move the aggregate payment to the 50% cash and 50% stock level.

o The transaction is expected to be tax-free to GPU shareholders to the extent you receive FE common stock for your GPU shares, but check with your tax advisor.

o The transaction is conditioned upon approval from the Securities and Exchange Commission (SEC), Federal Energy Regulatory Commission
     (FERC), Nuclear Regulatory Commission (NRC), Federal Communications Committee (FCC), and the regulatory commissions from the states of New Jersey, Pennsylvania and possibly Ohio and anti-trust clearance under the Hart Scott Rodino Act.

o The merger is expected to be completed within 12 months but completion could be delayed if it takes longer to obtain regulatory approvals. The agreement between FE and GPU permits GPU to continue quarterly dividend payments of $.545 per share until closing.

o GPU's dividend reinvestment plan will remain in effect until the merger is completed. Once the companies have merged, it is expected that FE's current annual dividend of $1.50 per share will be maintained.

o As a GPU shareholder you do not have to do anything now as a result of the merger announcement. As mentioned previously, you will receive a proxy statement in a few months. The proxy statement will provide the details of the transaction. At that time, you will have an opportunity to vote on the merger.